APPENDIX A
TO
THE ADMINISTRATIVE AGENCY AGREEMENT
BETWEEN
FIRST TRUST EXCHANGE-TRADED FUND VI
and
BROWN BROTHERS HARRIMAN & CO.

Dated as of June 21, 2021

The following is a list of Funds/Portfolios for which the Administrator shall serve under a Administrative Agency Agreement dated as of August 2, 2012:

First Trust NASDAQ Technology Dividend Index Fund

Multi-Asset Diversified Income Index Fund

First Trust S&P International Dividend Aristocrats ETF

First Trust BuyWrite Income ETF

First Trust Hedged BuyWrite Income ETF

First Trust Rising Dividend Achievers ETF

First Trust Dorsey Wright Focus 5 ETF

First Trust RBA American Industrial Renaissance® ETF

First Trust Dorsey Wright Momentum & Dividend ETF

First Trust Dorsey Wright International Focus 5 ETF

First Trust Dorsey Wright Dynamic Focus 5 ETF

First Trust Nasdaq Bank ETF

First Trust Nasdaq Food & Beverage ETF

First Trust Nasdaq Oil & Gas ETF

First Trust Nasdaq Pharmaceuticals ETF

First Trust Nasdaq Retail ETF

First Trust Nasdaq Semiconductor ETF

First Trust Nasdaq Transportation ETF

Developed International Equity Select ETF

Emerging Markets Equity Select ETF

Large Cap US Equity Select ETF

Mid Cap US Equity Select ETF

Small Cap US Equity Select ETF

US Equity Dividend Select ETF

First Trust SMID Cap Rising Dividend Achievers ETF

First Trust Indxx Innovative Transaction & Process ETF

First Trust Nasdaq Artificial Intelligence and Robotics ETF

First Trust Dorsey Wright DALI 1 ETF

First Trust Dorsey Wright Momentum & Value ETF

First Trust Dorsey Wright Momentum & Low Volatility ETF

First Trust International Developed Capital Strength ETF

First Trust S-Network Streaming & Gaming ETF

First Trust S-Network Healthcare Technology ETF

First Trust Indxx Medical Devices ETF

IN WITNESS WHEREOF, each of the parties hereto has caused this to be executed in its name and on behalf of each such Fund/Portfolio.

FIRST TRUST EXCHANGE-TRADED FUND VI

BY:	/s/ James M. Dykas

NAME: James M. Dykas

TITLE: President and CEO

DATE: June 21, 2021